Exhibit 3.4

American Realty Capital TRUST V, Inc.

ARTICLES OF AMENDMENT

American Realty Capital Trust V, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter is hereby amended by deleting in its entirety the paragraph “Listing” in Article IV of the Charter and substituting in lieu thereof the following:

“LISTING” means the listing of the Common Shares on a national securities exchange.  Upon such Listing, the Common Shares shall be deemed Listed.

SECOND: The foregoing amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Chief Executive Officer and Chairman of the Board of Directors and attested by its Secretary this 14th day of April, 2013.

ATTEST:		American Realty Capital TRUST V, INC.

By:		By:
	/s/ Edward M. Weil, Jr.		/s/ Nicholas S. Schorsch
	Name: Edward M. Weil, Jr.		Name:	Nicholas S. Schorsch,
	Title: Secretary		Title:	Chief Executive Officer
and Chairman of the Board of Directors

- 2 -